Exhibit 99.1

         Eline Entertainment Announces Storm Depot's New Dealer Program

KNOXVILLE, Tenn. - May 11, 2005 -- Eline Entertainment Group, Inc. (OTC Bulletin
Board: EEGI) announced today that its newly formed subsidiary, Storm Depot International Corp., has initiated a dealer program for qualified hurricane shutter companies. The company will distribute hurricane protection products through its dealer network throughout the Southeast United States and Caribbean. The Company will license the Storm Depot name to approved dealers and market a complete line of hurricane protection products on a wholesale basis.

Since the commencement of the dealer program, during the second quarter of the Company's fiscal year, Storm Depot International has sold over 40,000 linear feet of its licensed proprietary E-Panel product to the first dealer approved under the program. The E-Panel is a lightweight translucent hurricane panel. The panel is unique in that it affords protection from hurricane force winds, is lightweight and easy to attach, and yet lets light in, unlike metal or plywood commonly used by the consumer. The Company anticipates the approval of six new dealers during the fiscal third quarter.

The 2005 Hurricane season begins June 1 and ends on November 30. Hurricane weather expert William M. Gray, from the University of Colorado, has predicted another active hurricane season with 13 named storms, 7 hurricanes and 3 major hurricanes.

               ATLANTIC BASIN SEASONAL HURRICANE FORECAST FOR 2005

                                                      Issue Date   Issue Date
                  Forecast Parameter and 1950-2000    December 3,    April 1,
                      Climatology (in parentheses)       2004         2005
                      ----------------------------       ----         ----

                           Named Storms (NS) (9.6)        11           13
                     Named Storm Days (NSD) (49.1)        55           65
                              Hurricanes (H) (5.9)         6            7
                         Hurricane Days (HD)(24.5)        25           35
                     Intense Hurricanes (IH) (2.3)         3            3
                Intense Hurricane Days (IHD) (5.0)         6            7
        Net Tropical Cyclone Activity (NTC) (100%)       115          135

Dr. Gray has further predicted that there is a 53% chance of a hurricane again hitting Florida this year. A more detailed analysis from Dr. Gray can be found on the internet at:
http://hurricane.atmos.colostate.edu/Forecasts/2005/april2005

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the Southeast United States. Its customers include, PepsiCo, Tennessee Valley Authority, Kimberly- Clarke Corp., American Limestone, Gerdau AmeriSteel, Vulcan Materials Co., Harrison Construction, Blue Diamond Coal, Carlex Glass, HBD Industries and Hartco Flooring.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc. and which involve numerous risk and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.